Exhibit 99.2

Contact:
Karen Novak
Western Multiplex
(408) 542-5282

WESTERN MULTIPLEX RECEIVES UNSOLICITED PROPOSAL FROM DMC STRATEX NETWORKS

     SUNNYVALE, Calif.,— February 28, 2002—Western Multiplex Corporation (Nasdaq:WMUX) today announced that it had received an unsolicited merger proposal from DMC Stratex Networks, Inc. (Nasdaq: STXN) in which DMC Stratex proposed that Western Multiplex stockholders would receive 0.5215 shares of DMC Stratex common stock for each share of Western Multiplex common stock.

     Western Multiplex said that its board of directors will meet shortly to review the proposal with its legal and financial advisors. As previously disclosed, Western Multiplex and Proxim, Inc. (Nasdaq: PROX) entered into a merger agreement on January 16, 2002. Any action taken with respect to the unsolicited proposal will be consistent with Western Multiplex’s obligations under the merger agreement with Proxim.

     Western Multiplex noted that in the summer of 2001 it had held preliminary discussions with DMC Stratex, which were not pursued for strategic and financial reasons.

About Western Multiplex

Western Multiplex Corporation makes wireless equipment that connects networks between buildings. The company’s products offer higher bandwidth, faster installation and lower cost compared to wire lines and fiber. The company’s Tsunami™ brand includes point-to-point wireless Ethernet bridges with capacity of up to 430 Mbps, as well as point-to-multipoint systems with capacity of up to 60 Mbps. Western Multiplex also makes wireless equipment for cellular backhaul and other telco applications under its LYNX® brand, which includes Multiple T1/E1 and DS3 wireless links. For more information, visit www.wmux.com.

Safe Harbor

This press release includes forward-looking information and statements that are subject to risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause actual results of Western Multiplex or Proxim to differ materially from those expressed or implied by these forward-looking statements. These statements are often identified by words such as “believe,” “expect,” “anticipate” and “intend.”

Statements regarding the anticipated closing of the merger are subject to the risk that the closing conditions will not be satisfied. These risks and uncertainties and the assumptions underlying any of the foregoing include risks relating to obtaining Proxim stockholder and regulatory approval and other risks that are described in the registration statement on Form S-4 and other filings made by Western Multiplex and Proxim with the Securities and Exchange Commission (the “SEC”), including each company’s annual report on Form 10-K filed on February 25, 2002 and subsequently filed reports.

Further Information

Western Multiplex has filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement/prospectus that Western Multiplex and Proxim have mailed to their stockholders. The registration statement and the joint proxy statement/prospectus contain important information about Western Multiplex, Proxim, the merger and related matters. Investors and security holders are urged to read the joint proxy statement/prospectus carefully and are able to obtain free copies of these documents through the web site maintained by the SEC at http://www.sec.gov. In addition to the registration statement and the joint proxy statement/prospectus, Western Multiplex and Proxim file annual, quarterly and special reports, proxy statements and other information with the SEC. A copy of the proposal letter from DMC Stratex Networks, Inc. will be filed with the SEC later today as an exhibit to Western Multiplex’s Form 8-K. You may read and copy any reports, statements and other information filed by Western Multiplex and Proxim at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York, and Chicago, Illinois. Please call the SEC at 800-SEC-0330 for further information on public reference rooms. Western Multiplex’s and Proxim’s filings with the SEC are also available to the public from commercial document-retrieval services and the web site maintained by the SEC at http://www.sec.gov. The registration statement and joint proxy statement/prospectus and these other documents may also be obtained for free from the parties.